Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of July 18, 2005 by and between Bionutrics, Inc. (“Purchaser”) and John D. Copanos and John S. Copanos (each a “Seller” and collectively “Sellers”).

RECITALS

WHEREAS, Sellers own all of the outstanding Units (the “Units”) of Kirk Pharmaceuticals, LLC, a Florida limited liability company, (“KIRK”) which is in the business of manufacturing generic and other drugs; and

WHEREAS, Sellers desire to sell the Units to Purchaser, and Purchaser desires to purchase the Units from Sellers;

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I. DEFINITIONS

1. Certain Definitions. In this Agreement, capitalized terms shall have the meanings set forth below:

“Accounts Receivable” means the accounts receivable of KIRK.

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise, and specifically includes Andapharm LLC.

“Agreement” means this Agreement and, as the context requires, the Related Agreements and the Disclosure Schedule.

“KIRK” means Kirk Pharmaceuticals, LLC, a Florida limited liability company.

“Balance Sheet” means the balance sheet of KIRK at December 31, 2004, attached as Exhibit A.

“Business” means KIRK’s business of manufacturing generic and other drugs.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claims” means claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, mortgages, indentures, security or other similar agreements or obligations, or any other encumbrances of any kind.

“Closing” means the Closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means the balance sheet of KIRK as of the Closing Date prepared in accordance with generally accepted accounting principles, consistently applied.

“Closing Date” means the date and the time at which the Closing actually takes place as agreed in the Cross Receipt and Certificate of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cross Receipt and Certificate of Closing” means the Cross Receipt and Certificate of Closing, substantially in the form of Exhibit B.

“Disclosure Schedule” means the disclosure schedule attached hereto and which is described in greater detail in Section Five.

“Employees” means employees of KIRK employed in the Business.

“Equipment” means the furniture, fixtures, equipment, hardware, machinery, tools, parts, supplies, automobiles, trucks and other tangible personalty of whatever kind and wherever located associated with the Business, including, but not limited to, the inventory of equipment, hardware, parts and supplies and the Equipment listed and described in Section 5.2.3(e) of the Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Closing Date Working Capital” means KIRK’s Working Capital as of the Closing Date determined from the Closing Date Balance Sheet.

“Financial Statements” means KIRK’s audited balance sheets as of December 31, 2003 and December 31, 2004, and the audited statements of earnings for the respective periods which ended on each such date and the related footnotes.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifiable Claims” means all actions or causes of action, or proceedings which result in a claim for indemnification.

“Indemnifiable Costs” means all assessments, liabilities, losses, fines, penalties, costs, damages and expenses, including, but not limited to, reasonable attorneys’ and expert witnesses’ fees.

“Indemnified Party” means a party being indemnified hereunder.

“Indemnifying Party” means a party against which a claim for indemnification is asserted hereunder.

“IRS” means the Internal Revenue Service.

“Leased Personalty” means all leasehold interests and improvements in personal property of which KIRK is lessor or lessee.

“Leased Premises” means all leasehold interests in real property of which KIRK is lessor or lessee.

“Lender” means a financial institution to be identified to Seller at or before the Closing.

“Note” has the meaning given in Section Three.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” means any employee benefit or pension or welfare benefit plan (as those terms are used in ERISA) established, maintained or sponsored by KIRK or, participated in, contributed to, or in which an Employee participates or benefits or has participated or benefited.

“Prime Rate” means Lender’s prime or reference rate, from time to time.

“Property taxes” means all taxes in respect of real or personal property.

“Purchase Price” has the meaning given in Section Three.

“Purchaser” means Bionutrics, Inc., a Nevada corporation, or subsidiary designated as such at or prior to the Closing Date.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Real Property” means the real property and all buildings, structures, fixtures and other improvements located thereon together with all rights appurtenant thereto.

“Seller” means each, and “Sellers” means both, of John D. Copanos or John S. Copanos, as the context requires, with each holding the number of Units set forth on Schedule A.

“Taxes” means any net income, alternative or add-on, minimum, gross income, gross receipts, sales, use, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, or premium (other than Property Taxes), liability arising from the recapture of credits, tax imposed on or measured by capital, custom duty or other tax, governmental fees or other like assessment or charge of any kind whatsoever, together with any interest and any penalty in addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

“Third Party Claim” means a claim, action or proceeding brought by a third party which results in a claim for indemnification.

“Units” mean the issued and outstanding ownership units of KIRK on the Closing Date, and, as the context requires, only those Units owned by a Seller.

“Working Capital” means an amount equal to the sum of current assets less current liabilities determined in accordance with generally accepted accounting principles.

SECTION II. PURCHASE AND SALE OF UNITS

2.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement and upon the representations and warranties herein made by each of the parties to the other, on the Closing Date, Seller agrees to sell, transfer and deliver the Units to Purchaser, and Purchaser agrees to purchase and accept the Units from Seller.

SECTION III. PURCHASE PRICE AND MANNER OF PAYMENT

3.1 Purchase Price. The “Purchase Price” for the Units shall be $12,000,000.00. Purchaser shall pay Sellers $9,000,000.00 at Closing, in federal or otherwise immediately available funds, and deliver a promissory note, substantially in the form of Exhibit C, in the amount of $3,000,000.00 (the “Note”), which shall be allocated to the Seller in accordance with Schedule A.

3.2 Working Capital Verification. Immediately following the Closing, Purchaser and Seller shall cause MillerEllin Company LLP (“MillerEllin”) at joint expense, not to exceed $15,000, to prepare and within 30 days after the Closing deliver a Closing Date Balance Sheet, which shall have been prepared on the same basis as the Balance Sheet. Seller and Purchaser agree that from December 31, 2004 until the Closing Date, KIRK shall have been operated only in the usual and customary course and without the incurring of any debt, the payment of any dividends or any other transactions not in the usual and customary course of KIRK’s business. To the extent that any such transaction may have occurred, the Note shall be reduced to reflect any adverse economic impact of the transaction.

3.3 Resolution. To the extent the parties disagree about the nature or financial impact of any transaction or other issue raised in the Closing Date Balance, the parties will attempt to resolve the issues identified by either party, and, failing agreement, any unresolved issues will be referred to an independent certified public accounting firm acceptable to both parties whose decision (which shall be rendered within thirty (30) days) on any such issues will be final. The costs and expenses of this accounting firm shall be shared equally by Purchaser (50%) and Sellers (50%).

SECTION IV. CLOSING

4.1 Time and Place of Closing. The transactions contemplated by this Agreement shall take place at a closing at the offices of Alley, Maass, Rogers & Lindsay, P.A., 231 Royal Poinciana Plaza, South, Palm Beach, Florida, on such date and at such times as all actions necessary to be completed prior to closing have been completed, and all required approvals have been obtained. The date and time shall be certified by the parties in the Cross Receipt and Certificate of Closing.

SECTION V. REPRESENTATIONS AND WARRANTIES

The parties make the representations and warranties to each other which are set forth in this Section. All of the representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto. Unless expressly stated to be so intended, no specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. John S. Copanos has delivered to Purchaser concurrently herewith, and identified by Purchaser’s written acceptance thereof, the Disclosure Schedule.

5.1 Representations and Warranties of Purchaser.

Purchaser represents and warrants to Sellers as follows:

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization with all requisite power and authority to own, lease and operate its assets and properties.

(b) Purchaser has the requisite power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein and therein.

(c) Except as may be required under the HSR Act, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement or the Related Agreements by Purchaser or the consummation by Purchaser of any of the transactions contemplated by this Agreement.

(d) The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated herein and therein have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated herein. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms, except to the extent the enforcement of rights and remedies in respect thereof may be subject to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(e) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Certificate of Incorporation or By-Laws, or of any statue or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(f) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, commitment, pledge, license, indenture, mortgage, debenture, note or other instrument: (i) under the terms of which performance by Purchaser according to the terms of this Agreement would be a default; or (ii) whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

(g) No broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

5.2 Representations and Warranties of John S. Copanos.

John S. Copanos represents and warrants to Purchaser as follows:

(a) KIRK is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to conduct the Business as the Business is now being conducted. Seller owns all of the issued and outstanding Units of KIRK. There are no outstanding securities convertible into or exchangeable for the Units of KIRK, and no person has any right to acquire either any Units of KIRK or any instrument or security which is convertible into Units or other securities of KIRK. Seller has previously delivered true and complete copies of the certificate of organization and operating agreement of KIRK as amended and in effect on the date hereof. Set forth in Section 5.2.1(a) of the Disclosure Schedule with respect to KIRK are the state of organization, number of Units outstanding, and jurisdictions in which KIRK has qualified as a foreign entity.

(b) KIRK has duly qualified as a foreign entity and is in good standing in each jurisdiction where the character and the location or the nature of its activities makes such qualification necessary.

(c) Except as disclosed on Section 5.2(c) of the Disclosure Schedule or as may be required under the HSR Act, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person, is required for the execution and delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated by this Agreement.

(d) Seller has the legal right to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligations of Seller enforceable against them in accordance with its terms, except to the extent the enforcement of rights and remedies in respect thereof may be subject to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(e) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller, of the transactions contemplated herein or therein, will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of organization or operating agreement of KIRK or of any statue or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

(f) KIRK is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument: (i) under the terms of which performance according to the terms of this Agreement would be a default; or (ii) whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

(g) Each Seller is the lawful record and beneficial owner of the Units, which is duly authorized, issued and outstanding and fully paid and nonassessable. Seller has good and marketable title to the Units and the absolute right to sell, assign, transfer and deliver the Units to Purchaser pursuant to this Agreement. At the Closing, Seller will deliver to Purchaser good and clear title to and ownership of the Units, which will constitute all of the issued and outstanding units of KIRK, free and clear of all Claims.

5.2.2 Financial.

(a) KIRK’s books, accounts and records are, and have been, maintained in the usual, regular and ordinary manner in accordance with generally accepted accounting principles, consistently applied, and all material transactions to which it is or has been a party are properly reflected therein. Seller has provided to Purchaser complete and accurate copies of all attorneys’ responses to audit inquiry letters and all management letters from KIRK’s independent certified public accountants, issued since January 1, 2003.

(b) The Financial Statements, complete and accurate copies of which have been furnished to Purchaser, have been prepared in accordance with generally accepted accounting principles from KIRK’s books and records and present fairly, accurately and completely KIRK’s financial position as of the dates thereof and the results of operations for the respective periods covered thereby.

(c) None of the Accounts Receivable is subject to any counterclaim or set off. All of the Accounts Receivable arose out of bona fide, arms-length transactions for the sale of goods or performance of services, are good and collectible in the ordinary course of business and using normal collection practices at the aggregate recorded amounts thereof, less the amounts of allowances and discounts and of applicable reserves for doubtful accounts. All such reserves, allowances and discounts are adequate and consistent in extent with reserves, allowances and discounts previously maintained by KIRK. Since January 1, 2003, there has not been a material change in the aggregate amount of the Accounts Receivable or the aging thereof.

(d) All of the inventories of KIRK reflected in the Financial Statements have been valued in accordance with past practice at the lower of cost on a last in first out basis or market value. All such inventories are properly valued with respect to quality and market conditions and will be saleable in the ordinary course of business within four (4) months after the Closing Date at prices which are substantially similar to prices heretofore charged by KIRK, and none of such inventories will be obsolete or below standard quality requirements.

(e) KIRK has good and marketable title to all of its assets, free and clear of any Claims, except for liens for Taxes not yet delinquent. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of KIRK’s assets has been recorded, filed, executed or delivered.

(f) Except as set forth in Section 5.2.2(f) of the Disclosure Schedule, neither Seller nor any Affiliate has an interest, directly or indirectly: (i) in any business, corporate or otherwise, which is in competition with the Business or which is a party to any business arrangement with KIRK; or (ii) in any property which is the subject of business arrangements with KIRK.

(g) KIRK has properly completed and filed on a timely basis and in correct form all tax returns which have heretofore been required to have been filed by it. No extensions of time in which to file any such returns are in effect. All Taxes (whether or not requiring the filing of returns), including all deficiency assessments, additions to tax, penalties and interest of which notice has been received which shall accrue on or before the Closing Date, have been paid to the extent due or are being contested in the manner permitted by applicable law. There is no action, suit, claim or audit now pending with respect to any Taxes. KIRK is not subject to withholding under Section 1445 of the Code with regard to any transaction contemplated hereunder. KIRK is not a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no Claims for assessment or collection of Tax have been asserted against KIRK. KIRK is not a party to any agreement for the sharing or allocation of Taxes.

5.2.3 Conduct of Business.

(a) Except as set forth in Section 5.2.3(a) of the Disclosure Schedule, since January 1, 2003, KIRK has not:

(i) sold or transferred any assets or property (including sales and transfers to Affiliates, if any);

(ii) suffered any material loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

(iii) written off any Equipment or inventory as unusable or obsolete or for any other reason;

(iv) made any change in the conduct or nature of any aspect of the Business which, either individually or in the aggregate, had a material adverse effect on its business activities or financial condition;

(v) waived any material right;

(vi) incurred or committed to incur any capital expenditures in excess of $25,000 in the aggregate;

(vii) either hired or increased the compensation payable or paid any bonus or made any other payments to any Employee;

(viii) entered into any transaction other than in the usual and ordinary course of business; or

(ix) incurred any debt.

(b) KIRK has complied and continues to be in compliance in all respects with all laws, regulations and orders applicable to it or the Business, the failure to comply with which would have a material adverse effect on KIRK or the Business. Except as set forth in Section 5.3(b) of the Disclosure Schedule, Seller is not the subject of any remedial or control action or order (or investigation in respect thereof) of any governmental agency to respond to an actual or threatened release, discharge, deposit, emission or spill of any hazardous substance, pollutant or contaminant.

(c) Except as set forth in Section 5.2.3(c) of the Disclosure Schedule, since January 1, 2003, KIRK has not suffered or, to the best of Seller’ knowledge, been threatened with any material adverse change in KIRK’s business or financial condition (including the threat of any labor dispute), or any material adverse change in, or loss of, any relationship between KIRK and any of its customers, suppliers or key Employees.

(d) Every trademark, service mark, trade name, copyright, and patent and applications therefor, used by KIRK in connection with the Business is listed in Section 5.2.3(d) of the Disclosure Schedule and shown as owned or licensed as the case may be. All of the foregoing are owned by or licensed to KIRK. None of the foregoing or any other intellectual property used by KIRK in connection with the Business, to Kirk’s knowledge, infringes or has infringed any patent, invention, copyright, trademark, trade name, or other right owned by any third person. None of the products or services sold, or processes used, or business practices followed by KIRK in connection with the Business, to Kirk’s knowledge, infringes or has infringed any patent, invention, copyright, trademark, trade name or other right owned by any third person, or constitutes unfair competition.

(e) Set forth in Section 5.2.3(e) of the Disclosure Schedule is a list of the Equipment. All Equipment and the inventory of equipment, hardware, parts and supplies and any Leased Personalty and other tangible property owned by KIRK have been well maintained and are in good condition and repair and are not redundant or obsolete.

5.2.4 Contracts, Insurance, Licenses.

(a) Section 5.2.4(a) of the Disclosure Schedule contains a true and correct list and description (including coverages) of all insurance policies which are owned by KIRK or which name KIRK as an insured and which pertain to KIRK, the Business or Employees. KIRK and the Business are insured in amounts deemed adequate by Seller and KIRK against those risks usually insured against by persons operating similar properties in the localities where such properties are located, under policies which are, to the best of Seller’s and KIRK’s knowledge and belief, valid and issued by reputable insurers. Neither Seller nor KIRK has received any notice from any carrier issuing such policies of any proposed termination of or amendment or that rates are to be increased or that such policies will not be renewed.

(b) Except as set forth in Section 5.2.4(b) of the Disclosure Schedule, KIRK is not a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral:

(i) contract for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any Employee;

(ii) collective bargaining agreement;

(iii) plan or contract or arrangement providing for bonuses, options, vacations, severance, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering its Employees;

(iv) contract for the purchase of Equipment or other materials having a price under any such contract in excess of $25,000;

(v) contract or agreement restricting in any manner its right to compete with any other person or restricting its right to sell to or purchase from any other person;

(vi) contract for the payment or receipt of license fees or royalties to or from any person or corporation;

(vii) contract of agency, representation, distribution or franchise which cannot be cancelled by it, without payment or penalty upon notice of thirty (30) days or less;

(viii) contract for the advertisement, display or promotion of any of its products or services;

(ix) service contract affecting the Business where the annual service charge is in excess of $25,000 or has an unexpired term as of the Closing Date in excess of six (6) months;

(x) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

(xi) lease or sublease, either as lessee, sublessee, lessor, or sublessor, of real or personal property, where the lease or sublease provides for an annual rent of more than $5,000 and has an unexpired term as of the Closing Date in excess of one (1) year;

(xii) any other contract to which KIRK is a party and which provides for the receipt or expenditure by KIRK after this transaction of more than $25,000; or

(xiii) any contract for the sale of goods or services after the Closing Date which cannot be completed on a profitable basis in accordance with its requirements or which requires material modification to present production activities or which requires the purchase of goods or services after the Closing Date in excess of theretofore reasonably anticipated needs.

(c) True and complete copies of all contracts, leases, subleases or other instruments referred to in Sections 5.2.4(a) and (b) have been provided to Purchaser. All contracts, leases, subleases and other instruments referred to in Sections 5.2.4(a) and (b) and all other contracts or instruments relating to KIRK and the Business to which KIRK is a party are in full force and binding upon the parties thereto. Except as set forth in Section 5.2.4(c) of the Disclosure Schedule, (i) no such contract, lease, sublease or other instrument is terminable as a result of the transactions contemplated hereby or otherwise requires the consent or other approval of any other person in order for KIRK to continue to enjoy all the rights and benefits thereof after the Closing Date; (ii) no default by KIRK has occurred and is continuing thereunder and, to the best knowledge of Seller, no default by the other contracting parties has occurred and is continuing thereunder; and (iii) no event, occurrence or condition exists which, with the lapse of time, the giving of notice or both, or the happening of any further event or condition, would result in a default by KIRK thereunder. KIRK has not released any of its rights under any contract, lease, sublease or other instrument.

(d) KIRK has all permits, licenses, certificates, bonds, approvals and authorizations, necessary in order to enable it to operate the Business as conducted on the date of this Agreement. Section 5.2.4(d) of the Disclosure Schedule contains a complete and correct list and summary description of such permits, licenses, certificates, bonds, approvals and authorizations, and every application for any permit, license, certificate, bond, approval or other authorization which is pending.

5.2.5 Employees and Employee Benefits.

(a) No union has requested or, to the best knowledge of Seller or KIRK, is planning to request the right to represent the Employees.

(b) All of the Plans available to Employees are described in Section 5.2.4(b)(iii) of the Disclosure Schedule.

(c) Each Plan and any related trust agreements or annuity contracts available to or for the benefit of Employees comply with and have been operated in all material respects in accordance with ERISA, the Code, other applicable federal statutes, state law (including, without limitation, state insurance law), and the regulations and rules promulgated pursuant to or in connection with each of the foregoing by each administrative agency or quasi-administrative agency to which enforcement, interpretive or regulatory authority has been delegated pursuant to or in connection with any of the foregoing. All legally necessary governmental approvals for the Plans have been obtained, a favorable determination as to the qualification under the Code of each of the Plans subject to the Code and each amendment thereto applicable to Employees has been made by the IRS, and all of the Plans applicable to Employees subject to the Code remain qualified under the Code.

(d) Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified. None of the Plans or any Plan fiduciary has engaged in any transaction in violation of or prohibited by ERISA or the Code; neither Seller nor KIRK has incurred or suffered to exist any accumulated funding deficiency whether or not waived by the IRS, involving any Plan; and no withdrawals have occurred. With respect to the Plans, neither Seller nor KIRK has at any time engaged in a transaction which would subject KIRK to a tax, penalty or liability for prohibited transactions. None of the Seller or KIRK or any of their respective directors, officers or Employees has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I or ERISA with respect to any Plan.

(e) True and complete copies of the Plans, related trust agreements or annuity contracts, determination letters, summary plan description, annual reports for pension plans and welfare plans on Form 5500, actuarial reports filed for the past five (5) Plan years, have been furnished to Purchaser; the foregoing Plans, agreements and commitments are legal, valid, binding, in full force and effect, and there are no defaults thereunder. The annual reports on Form 5500 furnished to Purchaser fully and accurately set forth the financial condition of the Plans as of the period for which such reports were prepared, and none of the Seller or KIRK knows of any reason why the actuarial reports of such Plans are not correct in all respects. There has been no amendment to any such document which has not been furnished to Purchaser.

(f) The aggregate present value of all accrued (vested and non-vested) benefits pursuant to any Plan determined on the basis of current participation and compensation for active participants and the earnings, mortality and other actuarial assumptions used in the most recent actuarial statement of any such Plan, does not exceed the fair market value of the assets of that Plan.

(g) KIRK has not been a party to a multi-employer plan, as that term is defined in ERISA, and has not incurred any liability to the PBGC as a result of the voluntary or involuntary termination of any Plan subject to Title IV of ERISA. KIRK has no current liability to the PBGC, nor will it incur any future liability, arising from actions prior to the Closing Date in respect of the voluntary or involuntary termination of any Plan or program, or under the terms of any collective bargaining agreement.

(h) Except as set forth in Section 5.2.5(h) of the Disclosure Schedule, KIRK does not owe any past or present Employee any sum in excess of $150 individually and $1,000 in the aggregate other than for accrued commissions, wages or salaries for the current payroll period or commission period, reimbursable expenses, accrued vacation, sick leave rights, and amounts payable under any Plan, and no Employee owes any sum to KIRK.

(i) KIRK has complied with the Immigration Reform and Control Act of 1986, as amended, with respect to Employees.

5.2.6 Litigation and Claims.

(a) Except as set forth In Section 5.2.6(a) of the Disclosure Schedule, there is not pending, or to the best knowledge of KIRK or Seller threatened, any claim, litigation or governmental investigation or proceeding, at law or in equity, before any court, commission or administrative authority against KIRK or Seller with respect to or affecting KIRK or the Business, and neither Seller nor KIRK has received written notice nor has either any knowledge that there is a threat of any proceedings or governmental investigations with respect to or which may affect KIRK or the Business or the consummation of the transactions herein contemplated.

(b) To the best knowledge or Seller, there are no facts which, if known to a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to KIRK, would have a material adverse effect on KIRK or the Business, or the consummation of the transactions herein contemplated.

(c) Except as set forth in Section 5.2.6(c) of the Disclosure Schedule, neither KIRK nor Seller with respect to KIRK are a party to any judgment, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting KIRK, the Business or the Employees.

(d) Neither KIRK nor Seller with respect to KIRK are in violation of, or delinquent in respect of, any judgment, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any license or permit from, any federal, state or local governmental authority to which the properties, assets, personnel or business activities of KIRK are subject or to which KIRK is subject, including, but not limited to, laws, statutes and regulations relating to the environment, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. All notices, inspection reports and complaints which KIRK or Seller with respect to KIRK has received in the last three (3) years of any violation of a type referred to in any portion of this paragraph, as well as any environmental reviews, reports and inspections are set forth in Section 5.2.6(d) of the Disclosure Schedule. Kirk has not received notice of any violation of a type referred to in any portion of this paragraph which has not been corrected.

(e) Seller has provided to Purchaser a brief description of all product liability claims, workers’ compensation claims, automobile and general liability claims during the last three (3) years.

5.2.7 Real Property. Kirk owns no Real Property. A complete and correct list of all Leased Premises is included in Section 5.2.4(b)(xi) of the Disclosure Schedule. The Leased Premises are leased to KIRK pursuant to written leases which are listed in Section 5.2.4(b) of the Disclosure Schedule. To the best knowledge of Seller, none of the improvements comprising the Leased Premises (or the Business conducted thereon) are in violation of any building or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements. KIRK is not in default under any term of any agreement relating to the Leased Premises nor, to the best knowledge of Seller, is any other party thereto in default thereunder. All of the Leased Premises have been well maintained, and no substantial or material capital expenditures are required (other than normal operating expenditures) for the repair or maintenance thereof. All options in favor of KIRK to purchase any of the Leased Premises are in full force and effect.

5.2.8 Brokers. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller, except for International Brokerage, Inc., 9655 South Dixie Highway, Suite 211, Miami, Florida 33156, whose fee will be paid by Seller.

5.2.9 General.

(a) KIRK owns or has the right to use all of the assets which heretofore have been used in or comprise any part of the Business as currently conducted.

(b) The copies of all documents furnished by Seller and/or KIRK pursuant to the terms of this Agreement are complete and accurate. True and correct copies of each document referenced in the Disclosure Schedule have been furnished to Purchaser.

5.3 Representations and Warranties of John D. Copanos.

John D. Copanos, makes no representations and warranties, implied or expressed, except as follows;

(a) John D. Copanos has the legal right to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement when duly executed and delivered by John D. Copanos, will constitute the legal, valid and binding obligation of John D. Copanos.

(g) John D. Copanos is the lawful record and beneficial owner of 50 Units, which are duly authorized, issued and outstanding and fully paid and nonassessable. John D. Copanos has good and marketable title to the 50 Units and the absolute right to sell, assign, transfer and deliver the 50 Units to Purchaser pursuant to this Agreement. At the Closing, John D. Copanos will deliver to Purchaser good and clear title to and ownership of the 50 Units, free and clear of all Claims, which will, to the best of his knowledge, together with the Units held by John S. Copanos constitute all of the issued and outstanding units of KIRK.

5.4 Effect and Survival of Representations and Warranties.

(a) The representations and warranties of Sellers in this Agreement, and all representations, warranties and statements of John S. Copanos or KIRK contained in the Disclosure Schedule or in any exhibit to this Agreement delivered or caused to be delivered by Seller pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

(b) All representations, warranties and covenants of Seller herein made with respect to or affecting KIRK, the Business or title to assets and Seller’s indemnification with respect to a failure or breach of any such representation, warranty or covenant, shall be deemed to be made to, and run in favor of, both the Purchaser and any institutional lender of Purchaser, as their respective interests may appear.

(c) All representations, warranties, agreements, covenants and obligations made or undertaken by Sellers or the Purchaser in this Agreement, any of the Related Agreements, or in any certificate, instrument or other document delivered by or on behalf of any of the parties pursuant to this Agreement, (except for those in Sections 5.2.1(g), 5.2.2(g) and 5.2.5, which shall survive the Closing for the periods of the applicable statutes of limitation) shall survive the Closing for a period of two (2) years.

SECTION VI. CONDITIONS TO CLOSING; CLOSING

6.1 Obligations. Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions herein contemplated. At the Closing, the parties shall deliver the documents and shall perform or shall have performed the acts which are described in this Agreement which are required to be performed by them. All documents which the parties shall deliver shall be in form and substance specified herein or, if not so specified, in form and substance reasonably satisfactory to the other party and its counsel.

6.2 Receipt of Approvals, etc. On or before the Closing Date, Purchaser and Seller, respectively, shall be satisfied that all of the approvals, authorizations and consents of any court, governmental authorities or third parties required to consummate the transactions contemplated hereby shall have been obtained; that no order of any court or administrative agency is in effect which seeks to restrain or prohibit the transactions contemplated hereby; and that no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or seeks to impose any liability on the parties.

6.3 Conditions or Closing; Deliveries to Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment on or prior to the Closing Date of all of the following conditions which are for the sole benefit of Purchaser and may only be waived by Purchaser and the delivery by Seller to Purchaser of the documents described in this Section.

(a) Purchaser’s officers, employees, attorneys, consultants and accountants shall have been given reasonable access during normal business hours to all of the properties, books, contracts, documents and records of KIRK and of Seller relating to KIRK and shall have been furnished with such information as Purchaser may have reasonably requested with respect to KIRK, the Business, and the financial and legal condition of KIRK.

(b) KIRK shall have carried on the Business in accordance with past practice and in the ordinary course, made all payments to be made, and performed all obligations to be performed and shall not have ordered or purchased or permitted to be ordered or purchased any products, equipment, leased personalty, or other items, or disposed of any of KIRK’s assets, or issued any quotations, or prepaid any obligations, or entered into any other transaction of any nature whatsoever, except in the ordinary course of business in accordance with past practices or as contemplated hereby. From January 1, 2003 through the Closing Date, there shall not have occurred any material adverse change in the Business or in the financial condition of KIRK.

(c) KIRK or John S. Copanos in respect of KIRK shall have maintained in full force and effect the policies of insurance listed in Schedule 5.2.4(a) of the Disclosure Schedule.

(d) Sellers shall deliver or execute and deliver to Purchaser all of the following:

(i) certificates representing the Units, duly endorsed in blank or with appropriate powers executed in blank;

(ii) certificates of good standing of KIRK, issued by the Secretary of State of the state of its organization and of each state, if any, in which it is registered;

(iii) incumbency and specimen signature certificates with respect to the officers of any corporate Seller executing this Agreement;

(iv) certified copies of resolutions of any corporate Seller authorizing the execution, delivery and performance of this Agreement;

(v) powers of attorney in respect of any non-individual Seller;

(vi) the Disclosure Schedule in form and substance acceptable to Purchaser in its sole discretion, as indicated by its endorsement thereof;

(vii) copies, to the extent obtained, of any necessary consents to the transaction or permitted alternate arrangements with respect thereto;

(viii) certificates of title or origin (or like documents) with respect to all vehicles for which a certificate of title or origin is required;

(ix) Cross Receipt and Certificate of Closing;

(x) an opinion of Charles J. Duffy, Esq., counsel to John S. Copanos and an opinion of W. Rogers Moore, Esq., counsel to the John D. Copanos, addressed to Purchaser and dated the Closing Date, in the form of Exhibits D and E, respectively; and

(xi) all other documents reasonably required to consummate the transactions herein contemplated.

6.4 Conditions to Closing; Deliveries to Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to fulfillment on or prior to the Closing Date of all of the following conditions which are for the sole benefit of and may only be waived by Seller and the delivery by Purchaser to Seller of the documents described in this Section.

(a) Purchaser shall deliver or execute and deliver to Sellers all of the following:

(i) the Purchase Price as provided in Section Three;

(ii) certificate of good standing of Purchaser of recent date issued by the Secretary of State of the State of Nevada;

(iii) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement;

(iv) a certified copy of resolutions of Purchaser’s board of directors, authorizing the execution, delivery and performance of this Agreement;

(v) Cross Receipt and Certificate of Closing;

(vi) an opinion of Dwight A. Miller, Esq., counsel to Purchaser, addressed to Seller and dated the Closing Date, in the form of Exhibit F; and

(vii) all other documents reasonably required to consummate the transactions herein contemplated.

SECTION VII. POST-CLOSING AGREEMENTS

7.1 Post-Closing Agreements. From and after the Closing Date, the parties shall have the respective rights and obligations which are set forth in the remainder of this Section.

7.2 Inspection of Records. Seller and Purchaser shall each make their respective books and records available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions contemplated by this Agreement. Neither party shall thereafter destroy or permit the destruction of such books and records without first offering such books and records to the other party. As used in this Section, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

7.3 Confidentiality. Neither party shall communicate or disclose to any third party any confidential information regarding the other party or the business conducted or to be conducted by that party. Seller shall not disclose or use for the benefit of any entity other than Purchaser, its agents and representatives any of the trade secrets, methods, formulas, business and/or marketing plans, customer lists, processes or any other proprietary information concerning KIRK.

7.4 Use of Trademarks. Seller shall not use and shall not license or permit any third party to use, any name or trademark which is included within or deceptively similar to any of the names or trademarks used by KIRK.

7.5 Hiring Away Employees. Neither Seller nor any Affiliate of Seller shall take any action calculated to persuade any Employee to terminate his association with KIRK or the Business. For a period of three (3) years commencing on the Closing Date, neither Seller nor any Affiliate of Seller will, without Purchaser’s prior written consent, offer employment to or employ any person who was an Employee on the Closing Date.

7.6 Access to Information. Each of the parties shall provide the other with such reasonable information, documentation and access to records and personnel as may be necessary or helpful in permitting the other party to pursue an audit or other proceeding involving a tax matter and otherwise as requested by that party.

7.7 Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment for any of the Accounts Receivable, Seller shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

7.8 Cooperation; Further Assurances.

(a) The parties shall fully cooperate with each other and take such steps as may be required to cause the smooth transfer of the Business to Purchaser.

(b) The parties shall execute such other documents, and perform such other acts, as may be necessary to effect the transactions contemplated hereunder, on the terms herein contained, and otherwise to comply with the terms of this Agreement.

7.9 Taxes of Seller and KIRK. The parties agree as follows with respect to the Taxes of Seller and KIRK:

(a) All Property Taxes and similar obligations levied with respect to KIRK or the Business and the assessment period within which the Closing occurs shall be apportioned as of the Closing Date based on the number of days in any such period falling before and after the Closing Date and properly accrued on the Closing Date Balance Sheet.

(b) Seller shall ensure that of all tax returns required by law to be filed in respect of KIRK for all periods ending on or before the Closing Date shall have been timely filed and the Taxes paid as required by law or, in the case of any extension, properly accrued on the Closing Date Balance Sheet. Purchaser shall be responsible for timely filing of all tax returns required by law to be filed in respect of KIRK for periods ending after the Closing Date. All Taxes indicated as due and payable on such returns will be paid by Purchaser as and when required by law, except for such Taxes as may be contested in good faith.

SECTION VIII. INDEMNIFICATION

8.1 General. From and after the Closing Date, the parties shall indemnify each other as provided in this Section. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter or the obligations of the parties pursuant to this Agreement.

8.2 Indemnification Covenants of Seller.

(a) With the understanding that the indemnification obligations of John D. Copanos are limited to those with respect to the representations and warranties made in Section 5.3, Sellers shall indemnify, save and keep Purchaser, and its respective officers, directors, agents, successors and assigns and lenders claiming by or through Purchaser, harmless from and against all Indemnifiable Claims or Indemnifiable Costs sustained or incurred by an Indemnified Party, as a result of or arising out of or by virtue of:

(i) any inaccuracy in a representation or warranty made by the respective Seller herein;

(ii) the failure of a Seller to comply with, or the breach by a Seller of, any of the covenants of this Agreement to be performed by a Seller (including, without limitation, this Section);

(iii) all liabilities owed to a Seller or any Affiliate of a Seller;

(iv) all liabilities for legal and accounting and audit fees and other expenses incurred by Sellers in connection with the negotiation of this Agreement and the sale of the Units;

(v) all liabilities in respect of Taxes of Seller, including any Taxes arising as a result of the transactions contemplated herein;

(vi) all liabilities in connection with claims, suits, actions or proceedings listed in Section 5.2.6 of the Disclosure Schedule or pending as of the Closing Date or arising after the Closing Date, with respect to periods ending on or before the Closing Date;

(vii) all liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive, which violation occurred on or before the Closing Date;

(viii) all liabilities arising under CERCLA or RCRA or other federal, state or local laws regulating the environment or under any application of common law for damage to the environment due to an act, occurrence or omission by Seller on or before the Closing Date with respect to the operations of KIRK;

(ix) all liabilities or obligations to the extent that their existence or magnitude constitutes or results in a breach by Seller of their representations, warranties or covenants in this Agreement; and

(x) all liabilities accrued on the Final Closing Date Balance Sheet (to the extent properly accrued) are excluded from the scope and operation of the foregoing indemnification obligations.

8.3 Indemnification Covenants of Purchaser.

(a) Purchaser shall indemnify, save and keep Seller and their respective successors and assigns, harmless from and against all Indemnifiable Claims and Indemnifiable Costs sustained or incurred by that Indemnified Party as a result of or arising out of or by virtue of:

(i) any inaccuracy in a representation or warranty made by Purchaser herein;

(ii) the failure of Purchaser to comply with, or the breach by Purchaser of, any of the covenants of this Agreement to be performed by Purchaser (including without limitation this Section );

(iii) all liabilities for Taxes or Property Taxes of Purchaser or KIRK attributable to periods after the Closing Date;

(iv) all liabilities or Claims in connection with KIRK arising after the Closing Date;

(v) all liabilities of Purchaser to pay severance benefits or compensation to employees of KIRK after the Closing Date;

(vi) all liabilities with respect to Employees, which arise by virtue of an employment relationship with KIRK after the Closing Date;

(vii) all liabilities arising out of or in connection with any Plan or any other compensation program or fringe benefit plan or employment-related policy of KIRK after the Closing Date;

(viii) all liabilities (including claims for consequential damages) for injury to or death of persons, or for medical, dental, or disability benefits accruing or based upon exposure to conditions after the Closing Date or for Claims incurred (including any workers’ compensation claims) or disabilities commencing after the Closing Date, which arise by virtue of an employment relationship with KIRK after the Closing Date;

(ix) all liabilities arising out of or in connection with any violation by KIRK of a statute or governmental rule, regulation or directive, which violation occurred after the Closing Date;

(x) all liabilities arising under CERCLA or RCRA or other federal, state or local laws regulating the environment or under any application of common law for damage to the environment due to an act, occurrence or omission by Purchaser or KIRK after the Closing Date with respect to the operations of KIRK; and

(xi) all liabilities or obligations to the extent that their existence or magnitude constitutes or results in a breach by Purchaser of its representations, warranties or covenants in this Agreement or the Related Agreements.

(b) If Purchaser shall deliver to Seller a certificate certifying that there are Indemnifiable Claims outstanding and the amount of the Indemnifiable Claims, the Purchaser’s obligation to make payments to Seller in respect of the Note (but only to the extent of the Indemnifiable Claims) shall be postponed until the amount of the Indemnifiable Claims are determined and paid. The rights of the parties to indemnification hereunder shall expire in accordance with the provisions of Section 5.3 hereof; provided, however, that if at any time prior to such date, one party shall deliver to the other a written statement certifying that there are Indemnifiable Costs, then the period of indemnification hereunder shall extend until the resolution of any such matter as provided herein.

(c) In the event that a party asserts Indemnifiable Claims and Indemnifiable Costs with which the other does not agree, the matter shall be referred to a firm of independent public accountants selected by the parties for resolution of the matter pursuant to this Agreement which determination shall be finally binding on the parties to the same extent and effect as a final arbitration award or decision.

8.4 Cooperation. The parties shall cooperate with each other with respect to the defense of any Claims or litigation which are not the subject of indemnification hereunder. An Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim which resulted in the claim for indemnification, and if said right is exercised, the parties shall cooperate in the defense of this action or proceeding.

8.5 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the claim for which indemnification is sought.

8.6 Third Party Claims. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence. Subject to the remaining provisions of this Section, if an Indemnified Party is entitled to indemnification against a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to defend against and settle any such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. As long as the Indemnified Party retains its right to defend and (except as hereinafter provided) settle a Third Party Claim as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the attorneys’ fees and other expenses of defending the Third Party Claim which are incurred form time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for the attorneys’ fees and other expenses. The Indemnified Party may also at any time, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. Notwithstanding the foregoing, if:

(a) the defense of a Third Party Claim is so tendered; or

(b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Section in writing to the Indemnified Party; then the Indemnified Party shall not have the right to defend or settle the Third Party Claim and the Indemnifying Party shall have the sole right to contest, defend, litigate and settle the Third Party Claim, and all expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection therewith shall be paid by the Indemnifying Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to defend and settle as herein provided. Notwithstanding the foregoing, the Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to contest diligently the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section shall relieve it of such obligations to the extent they exist.

SECTION IX. MISCELLANEOUS

9.1 Termination. This Agreement may be terminated by either party which is not then in default hereunder effective upon delivery of written notice to the other party if the conditions to the obligations of the party delivering such notice (or such conditions as are set forth in Section 6.3 or 6.4, whichever is applicable) have not been satisfied, through no fault of its own, by June 1, 2006, and upon such termination the party delivering such notice shall have no further liability or obligation to the other party.

9.2 Expenses. Regardless whether or not the Closing occurs, each party will bear its own expenses in connection with this Agreement and the transactions herein contemplated, except to the extent resulting from a misrepresentation by either party or a breach by either party in performing its respective obligations hereunder.

9.3 Headings. The headings used in this Agreement are for convenience of reference only and shall have no effect upon the construction or interpretation of this Agreement.

9.4 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefits of the parties and their respective successors and permitted assigns.

9.5 Publicity. Neither party shall, without consent of the other, make any public announcement in connection with the transactions contemplated hereby, except as may be required by law.

9.6 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, on the business day next following receipted facsimile transmission, or on the second day after consignment to an overnight courier such as Federal Express, addressed as follows:

If to Purchaser addressed to:	Bionutrics, Inc.
2415 East Camelback Road, Suite 700
Phoenix, AZ 85016
Attn: Ronald Howard Lane, Ph.D.
rhl@bionutrics.com
Telephone: (602) 508-6073
Facsimile: (602) 508-0115

With a copy to:	Dwight A. Miller Esq.
340 Royal Poinciana Way, Suite 321
Palm Beach, 37 Ferry Lane East, Westport, Connecticut 06880 33480
dwight.miller@amrl.com
Telephone: (561) 804-4629
Facsimile: (561) 833-2261

If to Sellers addressed to:	Kirk Pharmaceuticals
5352 NW 35th Avenue
Ft. Lauderdale, FL 33309
Attn: John S. Copanos
jhcopanos@aol.com
Telephone: (954) 653-0603 x 205
Facsimile: (954) 653-0607

With a copy to:	Charles J. Duffy, III, Esq.
1151 Fort Lauderdale Beach Boulevard, Suite 12D
Fort Lauderdale, Florida 33304
cduffyIII@msn.com
Telephone: (954) 566.0711
Facsimile: (954) 566.8912

W. Rodgers Moore, Esq.
W. Rodgers Moore, P.A.
One Lincoln Place
1900 Glades Road, Suite 401
Boca Raton, FL 33431
Telephone: (561) 394-7944
Facsimile: (561) 393-6541

or to such other addresses as may be designated by notice given in accordance with the provisions of this Section.

9.7 Third Party Rights. Nothing in this Agreement is intended to create, nor shall anything in this Agreement be deemed to create or have created, any third party beneficiary rights. It is understood and agreed that Purchaser may make a security assignment of its rights under this Agreement to its lenders.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit, and the Disclosure Schedule, shall be considered incorporated into this Agreement.

9.9 Amendment and Modification. Any amendment or modification to this Agreement must be made in writing and duly executed by an authorized representative of each of the parties hereto.

9.10 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to the choice or conflict of law principles thereof.

9.13 Purchaser Deposit. Purchaser shall deposit with Sellers $200,000 ninety (90) days following the execution of the Stock Purchase Agreement. The deposit will be credited against the purchase price at Closing, returned to the Purchaser if DEA does not approve a change-in-control and therefore this Agreement is terminated or paid to Sellers if DEA approves the change-in-control and Purchaser does not consummate the transaction contemplated by this Agreement for any other reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BIONUTRICS, INC.		SELLERS

By:	/s/ Ronald Howard Lane	/s/ John S. Copanos
	Ronald Howard Lane, PhD.	John S. Copanos
President

/s/ John D. Copanos
John D. Copanos